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INVESTMENT ADVISER AGREEMENT

      THIS AGREEMENT dated this 22nd day of January, 1988, is between AMERICAN GROWTH FUND, INC., a Maryland corporation, (the Fund), and INVESTMENT RESEARCH CORPORATION, a Colorado corporation, (the Adviser).

      The Fund is a registered investment company, subject to the Investment Company Act of 1940, which owns and manages a portfolio of investments. In managing its portfolio of securities, as well as in the conduct of certain of its affairs, it wishes to have the benefit of the investment advisory services of the Adviser and of its assistance in performing certain managerial functions. The Adviser desires to furnish such services and to perform the functions assigned to it under this agreement for the considerations provided, and accordingly the parties have agreed as follows:
      1. Duties of the Adviser. The Adviser shall act as the investment adviser of the Fund. In this capacity the Adviser shall:

      (a)  Furnish continuous advice and recommendations to the Fund as to
the acquisition, holding or disposition       of any or all of the
securities or other assets which it may own or contemplate acquiring from time to time.

      (b)  Keep the board of directors and appropriate officers of the Fund
fully informed as to the condition of       the investment portfolio of the
Fund and as to the investment considerations which have given rise to the recommendations made by the Adviser.

          Furnish such statistical and analytical information and reports
as may be reasonably required by the Fund       from time to time.

      (d)  Perform such additional administrative or clerical functions,
subject to the policy determinations of the       board of directors of the
Fund, as may be assigned to it by the Fund under this agreement, so long
as such       functions are reasonably related to the management of the
portfolio of the Fund.

      2. Compensation of the Adviser. As compensation for its services the Fund will pay the Adviser an annual fee of approximately (a) 1% of the Funds average net assets up to $30,000,000 of such assets and (b) .75 of 1% of such assets above $30,000,000. Such fee is hereafter called the Advisers Fee. The Advisers Fee shall be computed monthly on the last business day of each month and shall be paid on the fifth day of the ensuing month.

      3.   Payment of Expenses.

      (a) The Fund shall pay or make reimbursement for all expenses relating to its operations, including without limitation:


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           (I)   Compensation and related expenses of officers and
employees of the Fund.

           (ii)  Rental of reasonable office space for the use by the Fund;
and expenses in the operation thereof,       expressly excluding, however,
any such rental and expenses attributable to the Advisers operations under
this       agreement.

           (iii) The Advisers Fee.

           (iv)  Fees and expenses payable under federal and state law to
register or qualify the Funds shares       for sale.

           (v)   Fees and expenses of members of the Funds board of
directors and board of advisers (and       committees thereof).

           (vi)  Compensation and expense of the Funds custodian, transfer
agent, dividend disbursing agent and       the like.

           (vii) Expenses of computing the Funds per share net asset value.

           (viii)Legal, accounting and printing expenses, including those
relating to the Funds prospectus and       stock certificates.

           (ix)  Expenses of shareholders and directors meetings and of
preparing, printing and distributing       proxy statements and reports to
shareholders.

           (x)   Brokerage commissions, interest, federal, state and local
taxes (including stamp, excise, income       and franchise taxes).

           (xi) All other expenses of the Fund not expressly assumed by the Adviser under paragraph 1.

      (b) For the month during which this agreement becomes effective and the month during which it terminates, there shall be an appropriate proration of the Advisers Fee (or reimbursement) payable hereunder for such month based on the number of calendar days of such month during which this agreement is effective.

      4. Affiliated Persons. A person who is a director, officer or employee of the Adviser and who receives compensation for so acting, shall be eligible at the same time to receive compensation from the Fund for his services in acting as a director, officer or employee of the Fund. Any such person may also be compensated for services rendered and reimbursed for expenses incurred in other capacities.

      5.   Termination.

      (a)  This agreement may be terminated at any time without penalty by
the board of directors of the Fund or       by the shareholders of the fund
acting by vote of at least a majority of its outstanding voting securities,
provided       in either case that 60 days written notice of termination
be given to the Adviser at its principal place of       business.

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      (b)  This agreement may be terminated by the Adviser at any time by
giving 60 days written notice of       termination to the Fund at its
principal place of business.

      6. Nonassignability.This agreement shall not be assignable. In the event of its assignment, as such term is defined in the Investment Company Act of 1940, it shall automatically be terminated unless such automatic termination shall be prevented by an order of the Securities and Exchange Commission.

      7. Term. The term of this agreement shall be for two years from its date. It shall continue from year to year only so long as such continuance is specifically approved annually either by the vote of the entire board of directors of the Fund or by the vote of a majority of the outstanding securities of the Fund, and in either case by the vote of a majority of the directors who are not interested persons of the Fund or the Adviser cast in person at a meeting called for the purpose of voting on such approval. In connection with any such continuance it shall be the duty of the directors to request and evaluate, and the duty of the Adviser to furnish, such information as may reasonably be necessary to evaluate the terms of this agreement. This agreement shall supersede and replace any investment adviser agreement entered into by the parties hereto prior to the effective date hereof.

      IN WITNESS WHEREOF the parties have executed this agreement on the date first above written.

INVESTMENT RESEARCH CORPORATION              AMERICAN GROWTH FUND, INC.


BY____________________________________       BY___________________________